Securities and Exchange Commission
  Judiciary Plaza
  450 Fifth Street
  Washington D.C. 20549
  We were previously the independent accountants for Masters Select Funds. We have read their notification of change in independent accountants made in Item 77K of Form N-SAR. We agree with the statements in the filing.
                                McGladrey & Pullen, LLP
  New York, New York
  January 12, 2000